MAKE A DIFFERENCE VENTURES II

LIMITED PARTNERSHIP

Second AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

Dated as of December 22, 2021

THE LIMITED PARTNERSHIP INTERESTS CREATED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE BLUE SKY STATUTES IN THE VARIOUS STATES WHERE THE INTERESTS ARE BEING OFFERED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID SECURITIES ACT OF 1933 OR THE APPLICABLE STATE BLUE SKY STATUTES OR SATISFACTORY ASSURANCE TO THE PARTNERSHIP THAT SUCH REGISTRATION IS NOT REQUIRED. IN ADDITION, THE SALE OR TRANSFER OF ANY INTEREST IN THE PARTNERSHIP MUST BE MADE IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT. IN VIEW OF THESE RESTRICTIONS, THE PURCHASER OF ANY INTEREST IN THE PARTNERSHIP MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

TABLE OF CONTENTS

		Page
	ARTICLE I
	CONSTRUCTION AND DEFINED TERMS

	ARTICLE II
	ORGANIZATION

Section 2.1.	Formation	1

Section 2.2.	Name	1

Section 2.3.	Term	1

Section 2.4.	Purpose; Powers	2

Section 2.5.	Place of Business	2

Section 2.6.	Registered Agent and Office	2

Section 2.7.	Fiscal Year	2

	ARTICLE III
	UNITS

Section 3.1.	Units	2

Section 3.2.	Class RD Units	3

Section 3.3.	Class RA Units	3

Section 3.4.	Class RCF units	3

Section 3.5.	Investment Purpose	3

Section 3.6.	Authority to issue Units as Incentive	3

	ARTICLE IV
	TRANSFERABILITY OF PARTNERSHIP UNITS

Transferability		3

	ARTICLE V
	PARTNERS

Section 5.1.	Partners	3

Section 5.2.	Additional Partners	3

Section 5.3.	Resignation or Withdrawal of a Partner	4

Section 5.4.	No Authority as Agent	4

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Section 5.5.	Limited Partner Meetings	4

	ARTICLE VI
	CAPITAL CONTRIBUTIONS
Section 6.1.	Capital Contributions	4

Section 6.2.	Minimum Contributions	4

Section 6.3.	Additional Contributions	4

Section 6.4.	Return of Contributions	4

Section 6.5.	Capital Accounts	4

	ARTICLE VII
	MANAGEMENT BY GENERAL PARTNER

Section 7.1.	Management	5

Section 7.2.	Authority of General Partner as to Third Persons	5

Section 7.3.	Other Partners’ Powers	6

Section 7.4.	Liability of Limited Partners	6

Section 7.5.	Costs and Expenses	6

Section 7.6.	Organizational Expenses	6

Section 7.7	Compensatory Benefit Plans and Contracts	6

	ARTICLE VIII
	DISTRIBUTIONS

Section 8.1.	Distributions	6

Section 8.2.	Return of Distributions	7

Section 8.3.	Phantom Income Tax Distributions	7

	ARTICLE IX
	ALLOCATIONS

Section 9.1.	Allocation of Profits and Losses	8

Section 9.2.	Tax Allocations	8

	ARTICLE X
	TAX MATTERS

Section 10.1.	Partnership Representative	9

Section 10.2.	Tax Withholding	9

Section 10.3.	Partnership Status	9

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SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF

MAKE A DIFFERENCE VENTURES II, LIMITED PARTNERSHIP

This Second Amended and Restated Limited Partnership Agreement (this “Agreement”) of Make a Difference Ventures II, Limited Partnership, a Delaware limited partnership (the “Partnership”), is effective as of the 22nd day of October, 2021 (the “Effective Date”), by and among Make a Difference Ventures, GP, LLC, a Delaware limited liability company, as General Partner (the “General Partner”), the Limited Partners listed on Schedule I attached hereto (the “Limited Partners”) and such other Persons as shall hereinafter become Partners as hereinafter provided.

RECITALS

WHEREAS, the Partnership was formed on February 5, 2021 and is registered as a limited partnership under the Partnership Act, being established for the primary purpose of making a responsible return to investors while advancing projects and deploying technologies that reduce or eliminate, or support the reduction or elimination of, the emission of greenhouse gases, and promote or support the promotion of carbon free generation and transmission of power and carbon free modes of transportation, together with related activities, including computer/IT technologies that support same, in addition to other activities as may be allowed under the Partnership Act; and

WHEREAS, an ancillary goal of the Partnership will be to increase affordable clean energy and transportation options to developing countries, and historically disadvantaged populations and communities, thereby increasing the standard of living enjoyed by the citizens of those countries and communities; and

WHEREAS, the parties hereto desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to the following:

ARTICLE I

CONSTRUCTION AND DEFINED TERMS

Construction of the language of this Agreement shall be as set forth in Exhibit A.  Capitalized terms used in this Agreement (including Exhibits and Schedules hereto) but not defined in the body hereof shall have the meanings ascribed to them in Exhibit A.

ARTICLE II

ORGANIZATION

Section 2.1. Formation. The Partnership was organized on February 5, 2021 pursuant to the Partnership Act. The General Partner and each of the Limited Partners shall be deemed to have notice of, and be bound by, the terms and conditions set forth in this Agreement. Except as expressly provided herein and to the extent permitted by the Partnership Act, the rights and obligations of the General Partner and each of the Limited Partners and the administration and termination of the Partnership shall be governed by the Partnership Act. The General Partner or any Person designated by the General Partner is hereby designated as an authorized person to execute, deliver and file any certificates, notices or other documents and any amendments and/or restatements thereof necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business.

Section 2.2. Name. Unless and until amended in accordance with this Agreement and the Partnership Act, the name of the Partnership will be “Make a Difference Ventures II, L.P.”

Section 2.3. Term. The term of the Partnership commenced on the date of filing of the requisite notice to form the Partnership in accordance with the Partnership Act and shall continue in perpetuity; provided that the Partnership may be dissolved, wound up and terminated in accordance with Article XIII.

Section 2.4. Purpose; Powers. The purpose of the Partnership is to engage in business ventures that generate a responsible return to investors while moving the world toward carbon free energy production and transportation as fast as prudently achievable by: (a) entering into strategic partnerships with companies that specialize in projects that either directly reduce or eliminate greenhouse gas emissions or support the reduction or elimination of greenhouse gas emissions in the power generation and transportation industries; and (b) entering into business relationships, through agreements such as licenses or joint ventures, with companies owning technologies that when deployed either directly reduce or eliminate greenhouse gas emissions or support the reduction or elimination of greenhouse gas emissions in the power generation and transportation industries, together with computer/IT technologies that support same; and (c) the formation and operation of businesses related to or emerging from the above activities. An ancillary goal of the Partnership will be to increase affordable clean energy and transportation options to developing countries, as well as historically disadvantaged populations and communities, thereby increasing the standard of living enjoyed by the citizens of those countries and communities. The Partnership shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purposes.

Section 2.5. Place of Business. The principal place of business of the Partnership will be located at 414 Church Street, Suite 308, Sandpoint Idaho 83864, or such other place within or outside the State of Delaware as the General Partner may from time to time designate. The Partnership may maintain offices and places of business at such other place or places within or outside the State of Delaware, as the General Partner deems advisable.

Section 2.6. Registered Agent and Office. The Partnership’s registered agent and office in the State of Delaware shall be c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The General Partner may at any time designate another registered agent and/or registered office.

Section 2.7. Fiscal Year. The fiscal year of the Partnership shall be the calendar year (the “Fiscal Year”). The General Partner may change the Fiscal Year of the Partnership from time to time, in accordance with applicable Law, and will promptly give written notice of any such change to the Limited Partners.

ARTICLE III

UNITS

Section 3.1. Units. The Partnership is offering limited partnership interests (the “Interests”) to potential investors (the “Limited Partners” and, collectively with the General Partner, the “Partners”) in exchange for capital contributions to the Partnership (“Capital Contributions”) of up to $363,000,000 in the aggregate. The General Partner retains the right to accept Capital Contributions in excess of this amount, but in no event greater than $413,000,000 without the prior approval of a majority of the Interests. The Interests of the Partners in the Partnership shall be issued in unit increments (each, a “Unit”). Each Unit shall bear a Capital Contribution Valuation of twenty-five dollars ($25.00).  The Partnership is authorized to issue three classes of Units to be designated Class RD, Class RA and Class RCF Units.  The rights associated with each class of Units are set forth hereinafter. The Units will not be represented by certificates but will be recorded on the Partnership’s books and records. In the future, the General Partner may elect to have the Units be issued in a digital or tokenized format and issued electronically via blockchain technology or any other form of similar issuance which may in the future become technologically and legally available. The minimum Capital Contribution of a Limited Partner for RD shall be $25,000, subject in each case to acceptance of a lesser amount by the General Partner in its sole and exclusive discretion. The minimum Capital Contribution of a Limited Partner for the RA shall be $2,000 subject in each case to acceptance of a lesser amount by the General Partner in its sole and exclusive discretion. The minimum Capital Contribution of a Limited Partner for the RCF Units shall be $500.00, subject in each case to acceptance of a lesser amount by the General Partner in its sole and exclusive discretion.  The General Partner may, in its sole and exclusive discretion, reject any subscription that is tendered.

Section 3.2.  GP Interests.  The Partnership shall issued 100 General Partner Units to the General Partner.

Section 3.3Class RD Units: Class RD Units shall be issued at a price per Unit as determined from time to time in good faith by the General Partner.  As of the Effective Date, there shall be 11,000,000 RD Units at a Capital Contribution Valuation and purchase price of $25.00 per Unit.  Additional RD Units may be issued at such times and on such terms as determined by the General Partner in its sole discretion; provided however, that additional RD Units shall not exceed a total of 13,000,000 without the prior approval of a majority of the Interests.  The General Partner may determine not to sell all RD Units if the General Partner concludes, in its sole and exclusive discretion, that it is in the best interest of the Partnership not to do so.

Section 3.4. Class RA Units: Class RA Units shall be issued at a price per Unit as determined from time to time in good faith by the General Partner.  As of the Effective Date, there shall be 3,300,000 RA Units at a Capital Contribution Valuation and purchase price of $25.00 per Unit.  Additional RA Units may be issued at such times and on such terms as determined by the General Partner in its sole discretion; provided, however, such additional RA Units shall not exceed a total of 3,300,000 without the prior approval of a majority of the Interests.  The General Partner may determine not to sell all RA Units if the General Partner concludes, in its sole and exclusive discretion, that it is in the best interest of the Partnership not to do so.

Section 3.5 Class RCF Units: Class RCF Units shall be issued at a price per Unit as determined from time to time in good faith by the General Partner.  As of the Effective Date, there shall be 220,000 Common Units at a Capital Contribution Valuation and purchase price of $25.00 per Common Unit.  Additional Common Units may be issued at such times and on such terms as determined by the General Partner in its sole discretion; provided, however, such RCF Units not to exceed a total of 220,000 without the prior approval of a majority of the Interests.  The General Partner may determine not to sell all Common Units if the General Partner concludes, in its sole and exclusive discretion, that it is in the best interest of the Partnership not to do so.

Section 3.6. Investment Purpose. The Partners represent that the Units are being acquired for investment and not with a view toward the distribution thereof.

Section 3.7 Authority to issue Units as Incentive. Units, in addition to those set forth on Schedule I, may be issued at such times and on such terms, including free of charge, as determined by the General Partner in its sole and exclusive discretion, including as an incentive to employees of the Partnership, but under no circumstances shall the number of Units issued exceed the limits set forth in section 3.2 through 3.4 above without the prior approval of a majority of the Interests. Issuance of Units under this section may only be made for reasons that are in the best interest of the Partnership as determined by the General Partner in its sole and exclusive discretion. The General Partner may not, however, issue Units under this section to itself or any of its owners or affiliates.

ARTICLE IV

TRANSFERABILITY OF PARTNERSHIP UNITS

A Limited Partner may not Transfer its Units, provided, however, that the General Partner may, in its sole discretion, authorize a Limited Partner to Transfer its Units. The General Partner reserves the sole and exclusive discretion to adopt technologies capable of automating the authorization for a Limited Partner to Transfer its Units.

ARTICLE V

PARTNERS

Section 5.1. Partners. As of the Effective Date, the names and addresses of the Partners and the class and number of Units owned by each Partner are set forth in Schedule I hereto. Schedule I may be updated from time to time by the General Partner without any further action by the other Partners to reflect changes in Partners or their respective holdings of Units that may occur in accordance with the terms of this Agreement.

Section 5.2. Additional Partners. One or more Additional Partners may be admitted to the Partnership as a Partner upon the approval of the General Partner, subject to the terms of this Agreement, and such Persons will be admitted as Partners of the Partnership provided that they execute a counterpart signature page to this Agreement agreeing to be bound by the terms of this Agreement.

Section 5.3. Resignation or Withdrawal of a Partner. Except as otherwise agreed in writing between a Partner and the Partnership, a Partner may not, at any time, retire or withdraw from the Partnership without obtaining the prior written consent of the General Partner. The withdrawal of a Partner shall not dissolve the Partnership, and the Partnership shall continue notwithstanding such withdrawal.

Section 5.4. No Authority as Agent. No Partner will have the authority, in its capacity as a Partner, to enter into any transaction on behalf of the Partnership or to otherwise bind the Partnership except as provided in Article VII hereof.

Section 5.5. Limited Partner Meetings. The Partnership will hold meetings no less than annually to provide Limited Partners with the opportunity to review and discuss the Partnership’s business activity. Such meetings may be held in whole or in part via conference call or web-based meeting software, such as GoToMeeting.

ARTICLE VI

CAPITAL CONTRIBUTIONS

Section 6.1. Capital Contributions. As of the Effective Date, the General Partner shall have made a Capital Contribution of $900.00 in exchange for its General Partner Unit. Each Limited Partner shall make its Capital Contributions immediately upon execution of the Subscription Agreement for same, unless otherwise agreed by the General Partner if it concludes, in its sole and exclusive discretion, that it is in the best interest of the Partnership to do so.

Section 6.2.  Minimum Contributions.

The minimum Capital Contribution of a Limited Partner for RD Units shall be $25,000, subject in each case to acceptance of a lesser amount by the General Partner in its sole and exclusive discretion. The minimum Capital Contribution of a Limited Partner for the RA Units shall be $2,000.00, subject in each case to acceptance of a lesser amount by the General Partner in its sole and exclusive discretion. The minimum Capital Contribution of a Limited Partner for the RCF Units shall be $500.00, subject in each case to acceptance of a lesser amount by the General Partner in its sole and exclusive discretion. The General Partner may, in its sole and exclusive discretion, reject any subscription that is tendered.

The General Partner may, in its sole and exclusive discretion, reject any subscription that is tendered.

Section 6.3. Additional Contributions. No Partner shall be obligated to make any additional Capital Contributions without the consent of such Partner.

Section 6.4. Return of Contributions. Except as otherwise provided in Article XIII, (a) a Partner is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions, (b) an unrepaid Capital Contribution is not a liability of the Partnership or of any Partner, and (c) a Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any Partner’s Capital Contributions.

Section 6.5. Capital Accounts.

(a) A separate capital account (a “Capital Account”) shall be maintained for each Partner by the Partnership in accordance with this Agreement and the rules of Section 704 of the Code and the Treasury Regulations thereunder. Capital Accounts will not govern distributions by the Partnership to the Partners, it being understood that Capital Accounts will be maintained solely to assist the Partnership in allocating tax items of the Partnership. The Capital Account of each Partner will be increased by (i) the amount of Capital Contributions made by such Partner; and (ii) such Partner’s share of Profits (or items thereof), if any, allocated to its Capital Account pursuant to this Agreement. The Capital Account of each Partner will be decreased by (x) the amount of money and the Gross Asset Value of any property distributed by the Partnership (determined by the General Partner as of the date of distribution) to such Partner (net of any liabilities secured by such property that such Partner is considered to assume or hold subject to for purposes of Section 752 of the Code); and (y) such Partner’s share of Losses (or items thereof) allocated to its Capital Account pursuant to this Agreement.

(b) Upon the admission of an Additional Partner to the Partnership and upon other events when the Gross Asset Value of the Partnership’s assets will be adjusted, the Capital Accounts of the Partners will be adjusted to reflect their interests in the then fair market value of the Partnership’s assets. If Units are issued pursuant to the exercise of an option, warrant or other convertible equity interest issued by the Partnership, the Capital Account of the exercising person will reflect not only the cash or property contributed by such person, but also any excess of the fair market value of such person’s proportionate share of the Partnership’s assets over such contribution (and the Capital Accounts of the other Partners will be adjusted pursuant to the first sentence of this paragraph).

ARTICLE VII

MANAGEMENT BY GENERAL PARTNER

Section 7.1. Management. Except as otherwise provided herein, all management powers over the business and affairs of the Partnership shall be vested in the General Partner, and the General Partner shall have the power and authority to do all things deemed necessary or desirable by it in the conduct of the business of the Partnership without the need for approval by or any other authorization or consent from the Limited Partners. Except as otherwise provided in this Agreement, consistent with the Partnership’s purpose and to carry out the business objectives of the Partnership, the General Partner, acting for and on behalf of the Partnership, shall have all power and authority to do the following:

(a)Execute, deliver and perform all contracts and other undertakings and engage in all the activities and transactions as may in the opinion of the General Partner be necessary or advisable to carry out the foregoing objectives and purposes, including:

(i)to purchase, transfer, pledge, hypothecate, mortgage, or otherwise acquire and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the Partnership assets;

(ii)to adopt any technologies to reduce the transaction costs of issuing, or managing compliance risk associated with, any Interest in the Partnership.

(iii)to open and maintain bank accounts and to take out loans; and

(iv)to do other acts as may be advisable or necessary in connection with maintaining an organization; and

(b)Otherwise have all the powers available to it as a limited partnership under the laws of the State of Delaware that are necessary or advisable to achieve the purposes of the Partnership; and

(c)Enter into business relationships and agreements with businesses and entities that are affiliated with and or controlled by Managing Directors of the General Partner, which relationships and agreements shall not be considered a conflict of interest if they further the Purpose of the Partnership in the opinion of the General Partner in its sole and exclusive discretion.

Section 7.2. Authority of General Partner as to Third Persons. Any Person dealing with the Partnership, the General Partner or any other Partner may rely upon a certificate signed by the General Partner, thereunto duly authorized, concerning:

(a)the identity of one or more Partners;

(b)the existence or nonexistence of any fact or facts that constitute conditions precedent to acts by the General Partner or the other Partners or in any other manner germane to the affairs of the Partnership;

(c)the Person or Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

(d)any act or failure to act by the Partnership or concerning any other matter whatsoever involving the Partnership, or any Partner as it regards Partnership business.

Section 7.3. Other Partners’ Powers. No Partner other than the General Partner shall have any right or power to take part in the management or control or conduct the business of the Partnership or to act for or bind the Partnership or in any way deal with third parties.

Section 7.4. Liability of Limited Partners. No Partner (other than the General Partner, to the extent expressly provided in the Partnership Act) shall be liable for the debts, liabilities, contracts or any other obligation of the Partnership, except to the extent expressly required herein or in the Act.

Section 7.5 Costs and Expenses.  The Partnership will be responsible for all of its operational costs and expenses, including, without limitation: (i) employees of the Partnership and its operational subsidiaries and related entities; (ii) office expenses of the Partnership and its operational subsidiaries and related entities; (iii) out-of-pocket expenses of all transactions, whether or not consummated; (iv) expenses associated with the acquisition, operation, and disposition (if any) of the Partnership’s operating businesses, including all travel, lodging and entertainment expenses, marketing and sales expenses, and extraordinary expenses, if any (such as certain valuation expenses, litigation expenses and indemnification payments); (v) legal, accounting, consulting, investment banking, financing and brokerage fees and expenses, if any; (vi) expenses associated with financial statements, reports and tax returns prepared for the Partnership and its operating subsidiary and related entities; (vii) expenses of advisors and of any Partnership administrator; (viii) organizational expenses; (ix) expenses associated with any Limited Partner meetings; and (x) any taxes, fees, or other governmental charges levied against the Partnership or its subsidiary and related entities.

Section 7.6 Organizational Expenses.  All of the Partnership’s organizational expenses, including all legal fees and filing costs, as well as costs associated with the marketing, sale and issuance of the Interests, will be paid or reimbursed by the Partnership.  Each investor will be solely responsible for all of its own legal and tax counsel expenses and any out-of-pocket expenses incurred in connection with its admission to, or the maintenance of its Interest in, the Partnership.

Section 7.7 Compensatory Benefit Plans and Contracts. The General Partner may, when it determines in its sole and exclusive discretion that it is in the best interest of the Partnership, issue Units as compensation for services rendered, and/or to be rendered, to the Partnership. Issuance of  Units, as compensation for services, can be in lieu of cash compensation, or an incentive/bonus compensation. All issuances of  Units in compensation for services shall be based on a written contract with the service provider and approved by the General Partner.

ARTICLE VIII

DISTRIBUTIONS

Section 8.1. Distributions.  The General Partner shall have the right to determine the timing and manner of distribution of Cash Available for Distribution to the Partners; provided all Distributions shall be distributed among the Partners in the following order and priority:

a)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of less than five percent (5%) to the Partners, (x) zero percent (0%) to the General Partner and (y) one hundred percent (100%) to the Limited Partners in proportion to their respective Capital Percentages; or

b)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least five percent (5%) but less than eight percent (8%) to the Partners, (x) five percent (5%) to the General Partner and (y) ninety-five percent (95%) to the Limited Partners in proportion to their respective Capital Percentages; or

c)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least eight percent (8%) but less than ten percent (10%) to the Partners, (x) ten percent (10%) to the General Partner and (y) ninety (90%) to the Limited Partners in proportion to their respective Capital Percentages; or

d)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least ten percent (10%) but less than twelve percent (12%) to the Partners, (x) fifteen percent (15%) to the General Partner and (y) eighty-five (85%) to the Limited Partners in proportion to their respective Capital Percentages; or

e)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least twelve percent (12%) but less than fifteen percent (15%) to the Partners, (x) twenty percent (20%) to the General Partner and (y) eighty percent (80%) to the Limited Partners in proportion to their respective Capital Percentages; or

f)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least fifteen percent (15%) and less than twenty five percent (25%) to the Partners, (x) twenty five percent (25%) to the General Partner and (y) seventy five percent (75%) to the Limited Partners in proportion to their respective Capital Percentages; or

g)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least twenty five percent (25%) but less than thirty five percent (35%) to the Partners, (x) thirty five percent (35%) to the General Partner and (y) sixty five percent (65%) to the Limited Partners in proportion to their respective Capital Percentages; or

h)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least thirty five percent (35%) and less than fifty percent (50%) to the Partners, (x) forty five percent (45%) to the General Partner and (y) fifty five percent (55%) to the Limited Partners in proportion to their respective Capital Percentages; or

i)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least fifty percent (50%) to the Partners, all returns in excess of fifty percent (50%) shall be distributed (x) fifty percent (50%) to the General Partner and (y) fifty percent (50%) to the Limited Partners in proportion to their respective Capital Percentages.

Section 8.2. Return of Distributions. Partners who receive Distributions made in violation of the Partnership Act or this Agreement shall return such distributions to the Partnership. Except for those Distributions made in violation of the Partnership Act or this Agreement, no Partner will be obligated to return any Distribution to the Partnership or pay the amount of any distribution for the account of the Partnership or to any creditor of the Partnership. The amount of any Distribution returned to the Partnership by a Partner or paid by a Partner for the account of the Partnership or to a creditor of the Partnership will be added to the account or accounts from which it was subtracted when it was distributed to the Partner.

Section 8.3. Phantom Income Tax Distributions. Upon a Partner’s request, the General Partner shall, following the close of each taxable year of the Partnership, distribute to such Partner, in proportion to its respective Capital Percentages, an amount sufficient to pay federal and state income taxes on the income for such taxable year that passes through the Partnership under the applicable provisions of the Code (net of any tax benefit produced for the Partners by the Partnership’s losses, deductions and credits for the same taxable year) but for which there was no corresponding cash distribution to the Partners (“Phantom Income”). The total amount to be distributed shall be determined conclusively by presuming that (a) all taxable Phantom Income that passes through to a Partner will be taxed at the maximum federal rate (without regard to exemptions or phase outs of lower tax rates) and at the maximum rate of the Partner’s state of domicile at which income of any individual can be taxed in the calendar year that includes the last day of the taxable year, and (b) losses, deductions, and credit produced tax benefits using the same tax rates.  The General Partner shall make the distribution required by the preceding sentence in a timely manner to allow the taxes attributable to the Phantom Income passed through the Partnership to any Partner to be paid when due.

ARTICLE IX

ALLOCATIONS

Section 9.1. Allocation of Profits and Losses.

(a) The Profits and Losses of the Partnership for each Fiscal Year or other relevant period of calculation, as determined by the General Partner in accordance with the provisions hereof, will be allocated among the Partners in a manner such that the Capital Account of each Partner, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the Distributions that would be made to such Partner pursuant to Section 8.1 if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Values, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Values of the assets securing such liability), and the net assets of the Partnership were distributed in accordance with Section 8.1 to the Partners immediately after making such allocation. The special allocations provided in this Agreement shall be taken into account for Capital Account purposes.

(b) To the extent necessary to comply with Code Section 704 and the Treasury Regulations promulgated thereunder, items of income, gain, loss, deduction and credit shall be allocated in the manner and to the extent provided by (1) Treasury Regulations section 1.704- 1(b)(4), (2) Treasury Regulations section 1.704-1(b)(2) (to comply with the substantial economic effect safe harbors), including, without limitation, the “qualified income offset” provision of Treasury Regulations section 1.704-1(b)(2)(ii)(d) (flush language) and Treasury Regulations section 1.704-1(b)(2)(iv) (capital account requirements), and (3) Treasury Regulations section 1.704-2, including, without limitation, Treasury Regulations section 1.704- 2(e), 1.704-2(i)(2) and 1.704-2(i)(4), which are incorporated by reference herein.

Section 9.2. Tax Allocations.

(a) Unless otherwise required by Sections 704(b) and (c) of the Code or the Treasury Regulations promulgated thereunder, all items of income, gain, loss, deduction or credit, as determined for federal, state and local tax purposes, will be allocated among the Partners in the same manner as the corresponding items of income, gain, loss or deduction are allocated pursuant to Section 9.1.

(b) In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, any income, gain, loss or deduction with respect to any property contributed to the capital of the Partnership, or with respect to any property which has a Gross Asset Value different than its adjusted tax basis at the time of the contribution, will, solely for federal income tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted tax basis of such property and the Gross Asset Value of such property. The General Partner shall cause the Partnership to elect any method of allocation permitted by Treasury Regulations Section 1.704-3 with respect to such allocation. Partners shall provide the Partnership with the adjusted tax basis of any property contributed to the Partnership to enable such allocation to be made.

(c) The General Partner shall be authorized in its sole discretion to make appropriate adjustments to the allocations of items to comply with Section 704 of the Code and the Treasury Regulations thereunder. Allocations pursuant to this Section 9.2 are made solely for tax purposes and will not offset, or in any way be taken into account in computing, any Partner’s Capital Account balance or share of Partnership distributions. Each Partner is aware of the income tax consequences of the allocations made by this Agreement and agrees to be bound by the provisions of this Article IX in reporting its share of Partnership income and loss for income tax purposes. The General Partner also shall be authorized in its sole discretion to make all elections required or permitted to be made by the Partnership under the Code (including but not limited to an election under Section 754 or Section 743(e) of the Code and the safe harbor election provided for by the Proposed Revenue Procedure included in Notice 2005-43, or any similar election provided in a final revenue procedure or other published guidance relating to the compensatory transfer of partnership interests (the latter election, a “Safe Harbor Election”)), in the manner that the General Partner determines will be most advantageous to the Partnership. Each Partner agrees to comply with all requirements of the Proposed Revenue Procedure included in Notice 2005-43, or any similar final revenue procedure or other published guidance relating to the compensatory transfer of partnership interests, if a Safe Harbor Election is made, in a manner consistent with such election.

ARTICLE X

TAX MATTERS

Section 10.1. Partnership Representative. The General Partner shall be the initial “partnership representative” within the meaning of Section 6231(a)(7) of the Code (the “Partnership Representative”). The Partnership Representative shall determine in its reasonable discretion (a) the appropriate treatment of each item of income, gain, loss, deduction and credit of the Partnership on its Tax returns, (b) the accounting methods and conventions under the Tax Laws of the United States, the several states and other relevant jurisdictions applicable to the treatment of any such item and (c) any other method or procedure related to the preparation of such Tax returns. The Partnership Representative shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code. The Partnership intends to file as a partnership for U.S. federal, state and local income tax purposes. All elections required or permitted to be made by the Partnership, and all other Tax decisions and determinations relating to U.S. federal, state or local Tax matters of the Partnership, shall be made by the Partnership Representative, in consultation with the Partnership’s attorneys and/or accountants; provided that the Partnership Representative shall, upon the request of any Partner, make an election pursuant to Section 754 of the Code. Tax audits, controversies and litigations shall be conducted under the direction of the Partnership Representative. As soon as reasonably practicable after the end of each taxable year but not later than seventy five (75) days after the end of each taxable year (subject to any reasonable delays in the event of the late receipt of any necessary financial statements and tax information of any Person in which the Partnership holds an interest; provided that the General Partner shall use its reasonable efforts to avoid such delays), the Partnership shall send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable state or local income tax Law, with respect to such taxable year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own Tax returns. The Partnership shall bear the cost of the preparation and filing of its Tax returns with respect to the Partnership, but shall not bear any additional costs related primarily to any specific Partner. The Partnership Representative shall inform each other Partner of all significant matters that may come to its attention in its capacity as Partnership Representative by giving notice thereof as soon as reasonably practicable after becoming aware thereof and, within that time, shall forward to each other Partner copies of all significant written communications it may receive in that capacity. Upon the request of a Limited Partner, the Partnership shall make available an estimate of taxable income of the Partnership allocated to such Limited Partner for such taxable year no earlier than 30 days following the end of the taxable year. Each Partner agrees to provide the Partnership such information, if any, as may be needed by the Partnership for purposes of preparing Tax returns and information returns and any other information as reasonably requested by the Partnership.

Section 10.2. Tax Withholding. To the extent the Partnership is required by Law to withhold or to make Tax payments on behalf of or with respect to any Partner (“Tax Advances”), the Partnership may withhold such amounts and make such Tax payments as so required. All Tax Advances made on behalf of a Partner shall at the option of the General Partner be promptly repaid by (A) reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner or (B) requiring payment to the Partnership by the Partner on which behalf such Tax Advances were made (such payment not to constitute a Capital Contribution of such Partner). If a distribution to a Partner is actually reduced as a result of a Tax Advance, for all other purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is reduced by the Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including, without limitation, any liability for Taxes, penalties, additions to Tax or interest) with respect to income attributable to or distributions or other payments to such Partner.

Section 10.3. Partnership Status. Notwithstanding anything contained in this Agreement to the contrary, the Partnership will undertake all necessary steps to preserve the limited liability of all Limited Partners and the Partnership’s status as a partnership for U.S. federal Tax purposes. Each Partner agrees that it is solely responsible for, and will timely pay all income and other taxes applicable to the receipt, ownership (including allocations of taxable income) and disposition of its Units.

ARTICLE XI

ACCOUNTING AND RECORDS

Section 11.1. Maintenance of Books.

(a) Supervision; Inspection; Reports. Proper and complete books of account and records of the business of the Partnership will be kept under the supervision of the General Partner at the Partnership’s principal office. Such books and records will be open to inspection, audit and copying by any holder of Units, any representative thereof and their respective designated agents, upon reasonable notice at any time during business hours, for any purpose reasonably related to such Person’s interest in the Partnership. Annual audited and quarterly unaudited financial statements of the Partnership and no less than annual progress reports on each business operation of the Partnership will be provided to each Limited Partner.

(b)Reliance on Books and Records. Any Partner will be fully protected in relying in good faith upon the records and books of account of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any of its other Partners or employees, or by any other Person, as to matters the Partner reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Partnership or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

ARTICLE XII

LIABILITY, EXCULPATION, AND INDEMNIFICATION

Section 12.1. Liability. Except as otherwise provided by the Partnership Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Partnership, and no Covered Person will be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Covered Person.

Section 12.2. Exculpation. No Covered Person will be liable to the Partnership or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement. A Covered Person will be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

Section 12.3. Duties and Liabilities of Covered Persons. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any other Covered Person, a Covered Person acting under this Agreement will not be liable to the Partnership or to any other Covered Person for its good faith reliance on the provisions of this Agreement.

Section 12.4. Indemnification. To the fullest extent permitted by applicable Law, a Covered Person will be entitled to indemnification from the Partnership for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement; provided, however, that any indemnity under this Section 12.4 will be provided out of and to the extent of Partnership assets only, and no Covered Person will have any personal liability on account thereof.

Section 12.5. Expenses. To the fullest extent permitted by applicable Law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Covered Person to repay such amount if it is determined in such final disposition that the Covered Person is not entitled to be indemnified as authorized in this Article XII. The General Partner and the Partnership may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 12.5 and containing such other procedures regarding indemnification as are appropriate.

Section 12.6. Insurance. The Partnership may purchase and maintain insurance, to the extent and in such amounts as the General Partner deems reasonable, on behalf of Covered Persons and such other Persons as the General Partner determines, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Partnership or such indemnities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

Section 12.7. Fiduciary Duties. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. To the greatest extent permitted by law, the Partners hereby waive any and all fiduciary duties owed by the Partners that, absent such waiver, may be implied by law or equity, and in doing so, recognize, acknowledge and agree that the Covered Persons’ duties and obligations to one another and to the Partnership are only as expressly set forth in this Agreement and any other express agreements to which they are a party, if any.

ARTICLE XIII

DISSOLUTION, WINDING-UP AND TERMINATION

Section 13.1. Dissolution. The Partnership shall be dissolved, and its affairs shall be wound up upon the first to occur of the following (each a “Dissolution Event”): (a) the General Partner determines to dissolve the Partnership; (b) at any time when there are no Limited Partners; (c) at such time as all of the assets of the Partnership have been converted into cash and cash equivalents; (d) the entry of a decree of judicial dissolution of the Partnership under the Partnership Act; or (e) the dissolution, resignation, expulsion or bankruptcy of the General Partner; provided that the dissolution, resignation, withdrawal or bankruptcy of the General Partner shall not cause a dissolution of the Partnership if the business of the Partnership is continued and the appointment of an additional general partner (effective as of the date of the event that caused the General Partner to cease to be a general partner of the Partnership) is approved in each case by the vote of a majority in interest of the remaining Partners within ninety (90) days of the occurrence of any such event; and provided further that the Partnership will not terminate until it has been wound up, its assets have been distributed as provided in Section 13.2 and its Certificate of Limited Partnership has been cancelled by the filing of a Certificate of Cancellation with the Delaware Secretary of State.

Section 13.2. Authority to Wind Up. The General Partner will retain all power and authority required to marshal the assets of the Partnership, to pay the Partnership’s creditors, to distribute assets and otherwise wind up the business and affairs of the Partnership.

Section 13.3. Distribution of Property. Upon dissolution and winding up of the Partnership, the affairs of the Partnership will be wound up and the Partnership dissolved by the General Partner. The assets of the Partnership will be applied to pay creditors of the Partnership in the order of priority provided by Law. Any remaining assets will be distributed to the Partners in accordance with Article VIII. Any outstanding Units that remain unvested as of the date of (and after giving effect to) such final distribution shall be forfeited.

Section 13.4. Capital Account Deficit. Any Partner with a deficit in its Capital Account will not be required to contribute such deficit amount to the Partnership upon the dissolution thereof.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1. Amendment or Restatement. Except as otherwise set forth herein, any amendment to this Agreement may be adopted and be effective as an amendment hereto if approved by the General Partner, provided, that any amendment to the direct rights or obligations of holders of a class of Units in their capacity as holders of said class of Units will require the consent of the holders of more than 50% of the outstanding class of Units, which consent may not be unreasonably withheld or delayed. The General Partner shall provide all Partners with a copy of any such amendment.

Section 14.2. Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and will be binding upon, the Partners and their respective successors and assigns.

Section 14.3. Governing Law and Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, the Partnership is formed pursuant to the Act, and the rights and liabilities of the Partners shall be as provided therein, except as herein otherwise expressly provided. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable, then such provision shall be deemed amended to the extent necessary to conform to applicable Law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement will continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but the provision of this Agreement affected thereby may be curtailed and limited only to the extent necessary to bring it into compliance with the law. All the other terms and provisions of this Agreement will continue in full force and effect without impairment or limitation.

Section 14.4. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by each of the Partners so long as each counterpart shall be signed by one or more of the Partners and so long as the other Partners shall sign at least one counterpart which shall be delivered to the Partnership.

Section 14.5. Titles and Subtitles. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement in construing or interpreting any provision hereof.

Section 14.6. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) hand delivered, (b) sent by overnight mail or courier or (c) transmitted via email transmission, if to any Partner, at such Partner’s address or to such Partner’s email address on file with the Partnership, and if to the Partnership, to the General Partner at the General Partner’s address (to the attention of Steve Youngdahl, Managing Director) or to such other person or address as any Partner shall have last designated by notice to the Partnership, and in the case of a change in address by the General Partner, by notice to the Limited Partners. Any notice shall be deemed received (i) if hand delivered, when actually delivered, (ii) if sent by overnight mail or courier, when actually received, and (iii) if sent by email transmission, on the date received by the recipient.

Section 14.7. Entire Agreement. This Agreement, the documents referred to herein, and any other written agreements between the General Partner and/or the Partnership and a Limited Partner (it being acknowledged and agreed that the General Partner and/or the Partnership may enter into other written agreements with Limited Partners altering, modifying or supplementing the terms hereof), constitute (for the respective Partners that are parties thereto or bound thereby) the entire agreement and understanding of the parties with respect to the terms and conditions of the transactions referred to herein and therein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties relating to such subject matter, other than as provided herein and therein. No party is relying upon any statement or representation of any other party in connection with entering into this Agreement.

Section 14.8. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Partnership and each Partner shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.

Section 14.9. Judicial Proceedings. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement or the Partnership or its operations, each of the Partners and the Partnership irrevocably submits to the exclusive jurisdiction and venue of the State of Idaho, or if that court does not have jurisdiction, any state court or United States District Court located in the State of Idaho, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the Partners agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 14.6. EACH OF THE PARTNERS HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE PARTNERSHIP OR ITS OPERATIONS.

IN WITNESS WHEREOF, each the undersigned duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereto duly authorized) under seal as of the day and year first written above.

GENERAL PARTNER

MAKE A DIFFERENCE VENTURES, GP, LLC

By:
Name: Steve Youngdahl
Title: Authorized Person

LIMITED PARTNERS

EXHIBIT A

CONSTRUCTION AND

DEFINED TERMS

Construction:

Unless the context requires otherwise: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation,” (except to the extent the context otherwise provides); (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular subdivision unless expressly so limited; (e) references to Schedules are to the items identified separately in writing by the parties hereto as the described Schedules attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein and (f) all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of a statute, include any rules and regulations promulgated under such statute) and to any section of any statute, rule or regulation include any successor to such section.

Defined Terms:

“Accounting Period” means for each Fiscal Year the period beginning on January 1 and ending on December 31.

“Additional Partner” means any Person who has been admitted to all the rights of a Partner pursuant to Section 5.2 of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, that, for purposes of this Agreement, (i) no Partner shall be deemed an Affiliate of the Partnership or any of its Affiliates and (ii) none of the Partnership nor any of its Affiliates shall be deemed an Affiliate of any Partner.

“Agreement” means this Second Amended and Restated Limited Partnership Agreement, as may be amended and restated from time to time.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York are authorized by Law to close.

“Capital Account” means the account to be maintained by the Partnership for each Partner pursuant to Section 6.5.

“Capital Contribution” means, with respect to any Partner, that amount of cash and the Gross Asset Value of any property or services (other than cash) actually contributed by such Partner to the Partnership pursuant to Article VI (net of any liabilities secured by such property that the Partnership is considered to assume or hold subject to for purposes of Section 752 of the Code).

“Capital Contribution Valuation” means, with respect to any Units, the face value of the Units regardless of the Capital Contribution accepted by the General Partner in exchange for said Units.

“Capital Percentage” means each Partner’s pro rata share of the Partnership based upon its Capital Contribution Valuation.

i

“Cash Available for Distribution” means cash of the Partnership derived from Partnership operations or Partnership investments and miscellaneous sources (whether or not in the ordinary course of business) reduced by: (a) the amount necessary for the payment of all current installments of interest and/or principal due and owing with respect to third-party debts and liabilities of the Partnership during such period (b) Partnership expenses; and (c) such additional reasonable amounts as the General Partner, in the exercise of sound business judgment, determines to be necessary or desirable as a “Reserve” for the operation of the business and future or contingent liabilities of the Partnership.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any successor provision thereto.

“Covered Person” means (i) any Partner, specifically including the General Partner, any Affiliate of a Partner, any representative of any of the foregoing, and any officers, authorized persons, directors, trustees, shareholders, partners, beneficiaries, part employees, representatives or agents of any of the foregoing or (ii) any employee or agent of the Partnership who is designated as a Covered Person by the General Partner.

“Depreciation” means, for each Accounting Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Accounting Period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes during such Accounting Period, Depreciation for such asset will be an amount which bears the same ratio to Gross Asset Value of the asset as the federal income tax depreciation, amortization or other cost recovery deduction for such Accounting Period bears to the adjusted tax basis of the asset; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Accounting Period is zero, Depreciation will be determined with reference to such asset as if the adjusted basis of the asset for federal income tax purposes were equal to the Gross Asset Value and using any reasonable method of cost recovery selected by the General Partner.

“Dissolution” means, with respect to any Partner, the termination of its existence; provided, however, that a change in the ownership of any Partner that is a partnership will not constitute a “Dissolution” hereunder, whether or not the Partner is deemed technically dissolved for partnership law purposes, so long as the business of the Partner is continued.

“Dissolution Event” has the meaning set forth in Section 13.1.

Distribution, Distributions or Cash Distributions shall mean the disbursement of cash or other property to the Partners in accordance with the terms of this Agreement.

“Equity Incentive Plan” means a plan designed to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and directors, and ultimately to promote the success of the Partnership. The plan permits the grant of incentive compensation in form of Interest in the Partnership.

“Fair Market Value” means, with respect to any Unit, a price determined by the General Partner in good faith based solely on the liquidation value at the time that Fair Market Value of the assets of the Partnership is determined.

“Fiscal Year” has the meaning set forth in Section 2.7.

“General Partner” has the meaning set forth in the preamble.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership will be the gross fair market value of such asset (not reduced by any associated liabilities), as agreed to by the contributing Partner and the General Partner;

(b) The Gross Asset Values of all Partnership assets will be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (i) the acquisition of one or more additional Units (including upon the exercise of options, warrants or other convertible equity interests) by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for one or more Units; (iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (iv) in connection with the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity or by a new Partner acting in a Partner capacity or in anticipation of being a Partner and (v) any other instance in which such adjustment is permitted under Treasury Regulations Section 1.704-1(b)(2)(iv); provided, however, that adjustments pursuant to clauses (i), (ii), (iv) and (v) above may be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and

(c) The Gross Asset Value of any property distributed to a Partner will be adjusted to equal the gross fair market value of such asset on the date of distribution as determined reasonably by the General Partner.

(d) If the Gross Asset Value of a Partnership asset differs from its adjusted basis for federal income tax purposes, then in lieu of adjusting the Gross Asset Value of such asset by its depreciation for federal income tax purposes, such Gross Asset Value will be adjusted by Depreciation with respect to such asset.

“Interest” means an interest in the Partnership, including the right of the holder thereof to any and all benefits to which a holder thereof may be entitled as provided in this Agreement together with the obligations of a holder thereof to comply with all of the terms and provisions of this Agreement.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority and shall include, for the avoidance of any doubt, the Partnership Act.

“Limited Partner” has the meaning set forth in the preamble.

“Management Committee of the General Partner” means the Managing Directors responsible for all day-to-day activities of the General Partner.

“Partner” means the General Partner, in its capacity as general partner of the Partnership, or any of the Limited Partners, in their capacity as limited partners of the Partnership, and “Partners” means the General Partner and all of the Limited Partners.

“Partnership” means the limited partnership governed hereby, as such limited partnership may from time to time be constituted.

“Partnership Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101 et seq., as amended from time to time.

“Person” means an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, joint venture, unincorporated organization or a government or any agency or political subdivision thereof.

“Phantom Income” means the income that a Partner must pay taxes on and for which there was no corresponding cash distribution to the Partner.

“Profits” and “Losses” means for any Accounting Period the amount, computed as of the last day thereof, of the Partnership’s income or loss determined in accordance with federal income tax principles (but without requiring any items to be stated separately pursuant to Section 703 of the Code), with the following adjustments:

(a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant hereto will be added to such taxable income or loss;

(b) any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1 .704-l(b)(2)(iv)(i) and not otherwise taken into account in computing Profits and Losses pursuant hereto will be subtracted from such taxable income or loss;

(c) any adjustment to the Gross Value of an asset pursuant to clause (b) or (c) of the definition of Gross Asset Value will be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses (to the extent such adjustment is not already reflected in the Capital Accounts of the Partners);

(d) in any situation in which an item of income, gain, loss or deduction is affected by the adjusted basis of property, the Gross Asset Value of the property will be used in lieu of adjusted basis. By way of example and not limitation, in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation of any asset with respect to which its adjusted basis differs from its Gross Asset Value.

“Subsidiary” means, with respect to any Person, any other Person of which such Person, directly or indirectly, owns at least 50% of the voting stock or other voting equity interests of such other Person.

“Tax” means all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

“Tax Advances” has the meaning set forth in Section 10.2.

“Tax Estimation Period” means each of the periods consisting of the following months: (i) January, February, and March, (ii) April and May, (iii) June, July and August and (iv) September, October, November and December, or other periods for which estimates of individual or corporate U.S. federal income tax liability are required to be made under the Code.

“Partnership Representative” means the Partnership Representative for the Partnership as such term is defined in Section 6231(a)(7) of the Code.

“Transfer” means, with respect to any Units, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Partnership Units, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law; and “Transferred”, “Transferee” and “Transferability” shall each have correlative meanings.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code, as amended from time to time (including any successor regulations).

“Unit” has the meaning set forth in Section 3.1.